                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               SAFETY 1(ST), INC.
                (Name of Registrant as Specified In Its Charter)

                               SAFETY 1(ST), INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             SAFETY 1ST, INC. LOGO

                                                                  April 27, 1999

To Safety 1st Stockholders:

     The Board of Directors of Safety 1st, Inc. joins me in extending a cordial invitation to attend our 1999 Annual Meeting of Stockholders. The meeting will be held at the Hotel Meridien, 250 Franklin Street, Boston, MA 02110 at 9:00 am, local time, on Thursday, May 27, 1999.

     In addition to voting on the matters described in the accompanying Proxy Statement, we will review Safety 1st's business and discuss our direction for the coming years. There will also be an opportunity to discuss matters of interest to you as a Stockholder.

     It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed Proxy Card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                        Sincerely,

                                        /s/ Michael Lerner
                                        Michael Lerner
                                        Chairman & Chief Executive Officer

                                SAFETY 1ST, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1999

                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Safety 1st, Inc. (the "Company") will be held on May 27, 1999, at 9:00 a.m., Eastern Time, at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110, to consider and act upon each of the following matters:

     1. To elect five members of the Board of Directors to serve until the next annual meeting of the Company's stockholders and thereafter until their successors are chosen and qualified;

     2. To ratify the appointment of Grant Thornton LLP as independent accountants for the Company for the fiscal year ending January 1, 2000; and

     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment(s) thereof.

     All holders of Common Stock whose names appear of record on the Company's books at the close of business on April 7, 1999 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

     WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors,

                                          /s/ Joseph S. Driscoll

                                          Joseph S. Driscoll
                                          Corporate Clerk

Boston, Massachusetts
April 27, 1999

                                SAFETY 1ST, INC.
                              210 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02467
                                ---------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 27, 1999
                                ---------------

                                  INTRODUCTION

     The Board of Directors of Safety 1st, Inc., a Massachusetts corporation (the "Company"), is furnishing this Proxy Statement to holders of shares of common stock, $.01 par value, of the Company (the "Common Stock"), in connection with the solicitation of the enclosed Proxy Card for use at the Annual Meeting of Stockholders of the Company to be held on May 27, 1999 at 9:00 A.M. at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110 and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement and the proposals set forth in Item 2. Proxies may be revoked at any time prior to their being voted by giving written notice of revocation or by giving a duly executed Proxy Card bearing a later date to the Clerk of the Company. In addition, a stockholder of record may revoke a previously submitted Proxy Card by voting in person at the Annual Meeting and requesting that the previously submitted Proxy Card not be used.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors is not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting for a vote of stockholders, the persons named as proxies in the enclosed Proxy Card will vote in accordance with their best judgment on such other matters.

     It is anticipated that this Proxy Statement and accompanying Proxy Card will be first mailed to stockholders on or about April 27, 1999. Certain additional information regarding the Company contained in the Company's Annual Report to Stockholders is being furnished to each stockholder with the mailing of this Proxy Statement but is not part of the Proxy Statement.

                 VOTING RIGHTS, QUORUM AND METHOD OF TABULATION

     Only stockholders of record at the close of business on April 7, 1999 will be entitled to vote at the Annual Meeting. At the close of business on such date, a total of 7,231,122 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted.

     Pursuant to the Company's By-laws, a majority of the shares of the Common Stock outstanding and entitled to vote constitutes a quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The Company's By-laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting for the approval of the other proposals.

     Abstentions and broker non-votes are not treated as votes cast, and will therefore have no effect on the outcome of the election of directors and the approval of the other proposals, although abstentions and broker non-votes will be counted in the determination of a quorum.

                            MATTERS TO BE VOTED UPON

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

NOMINEES

     The number of directors to be elected to the Board of Directors has been set at five. Curt R. Feuer resigned from the Board as of January 25, 1999. In addition, Robert J. Drummond and Laurence S. Levy, whose terms expire at the Annual Meeting, are not standing for re-election and will resign from the Board as of the Annual Meeting. Each director elected at the Annual Meeting of Stockholders shall be elected for a term of one year and thereafter until his successor is chosen and qualified. The Board of Directors recommends that the stockholders elect the five nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed Proxy Card will vote the proxies received by them for the election as directors of the nominees named below unless otherwise indicated.

Michael Lerner
Michael S. Bernstein
Michael J. Batal, III
Mark Owens
John D. Howard

     Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting for reasons not now known to the Company, the proxies named in the enclosed Proxy Card may vote for a substitute nominee at their discretion. Certain information regarding the nominees is set forth below in the MANAGEMENT Section under the heading "Business Experience of Directors and Executive Officers."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote "FOR" each of the five nominees named above.

VOTE REQUIRED

     The nominees for election as director at the Annual Meeting who receive the five largest pluralities of votes properly cast for the election of directors shall be elected the directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Cumulative voting is not permitted.

PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton LLP as independent accountants for the Company to examine the Company's financial statements for the current fiscal year ending January 1, 2000, and recommends that the stockholders of the Company ratify that appointment. Grant Thornton LLP has served as the Company's independent accountants for all fiscal years since the fiscal year ended December 31, 1990 and has no relationship with the Company other than that arising from its employment as independent accountants. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     It is intended that the proxies will be voted for the ratification of the appointment of such firm unless otherwise indicated. If the appointment is not ratified by the stockholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote "FOR" ratification of the appointment of Grant Thornton LLP as independent accountants for the Company.

VOTE REQUIRED

     The affirmative vote of at least a majority of the votes cast on the matter is required to ratify the appointment of Grant Thornton LLP as independent accountants for the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 7, 1999, certain information with respect to the shares of Common Stock "beneficially owned", as that term is defined by Rule 13d-3 under the Exchange Act, by (a) each person who is known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (b) each director of the Company, (c) each of the "Named Executive Officers" of the Company who are listed in the Summary Compensation Table below and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, to the knowledge of the Company, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them.

                                                              SHARES OF
                                                               COMMON
                      NAME AND ADDRESS                          STOCK      PERCENT OF
                      BENEFICIAL OWNER                        OWNED(1)     OUTSTANDING
                      ----------------                        ---------    -----------
Michael Lerner(2)...........................................  3,010,667       34.0%
  c/o Safety 1st, Inc.
  210 Boylston Street
  Chestnut Hill, MA 02167
Michael S. Bernstein(3).....................................    744,901        8.4%
  c/o Safety 1st, Inc.
  210 Boylston Street
  Chestnut Hill, MA 02167
Wynnfield Capital.(8).......................................    711,050        8.0%
  One Penn Plaza, Suite 4720
  New York, NY 10119
BT Capital Partners, Inc.(4)................................    638,039        7.2%
  130 Liberty Street
  New York, NY 10006
Bear, Stearns & Co., Inc.(5)................................    638,039        7.2%
  245 Park Avenue
  New York, NY 10167
The Capital Group Companies, Inc.(6)........................    460,000        5.2%
  333 South Hope Street
  Los Angeles, CA 90071
Dimensional Fund Advisors, Inc.(7)..........................    377,900        4.3%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Richard E. Wenz.............................................    200,000        2.3%
Joseph S. Driscoll..........................................     25,667          *
Stephen R. Orleans..........................................     47,417          *
Robert J. Drummond..........................................     27,500          *
Laurence S. Levy............................................     22,500          *
Mark Owens..................................................    418,000        4.7%

                                                              SHARES OF
                                                               COMMON
                      NAME AND ADDRESS                          STOCK      PERCENT OF
                      BENEFICIAL OWNER                        OWNED(1)     OUTSTANDING
                      ----------------                        ---------    -----------
Michael J. Batal, III(9)....................................    638,039        7.2%
John D. Howard(10)..........................................    638,039        7.2%
All directors and officers as a group (10 persons)(11)......  5,772,730       65.2%

---------------
   * Represents beneficial ownership of less than 1%.

 (1) Includes or represents, as the case may be, shares of Common Stock which the following named individuals have the right to acquire from the Company currently or within 60 days after April 7, 1999 pursuant to outstanding stock options, as follows: Mr. Lerner -- 20,000; Mr. Wenz -- 200,000; Mr. Driscoll -- 25,667; Mr. Orleans -- 47,417; Mr. Drummond -- 27,500; Mr.
     Levy -- 22,500; Mr. Owens -- 8,000.

 (2) Mr. Lerner has shared investment powers with respect to 27,043 of such shares, which are pledged to certain parties to secure obligations of Mr. Lerner, as described under "Certain Relationships and Related Transactions".

 (3) Mr. Bernstein has shared investment powers with respect to 6,761 of such shares, which are pledged to certain parties to secure obligations of Mr. Bernstein, as described under "Certain Relationships and Related Transactions".

 (4) Represents shares of Common Stock which such holder has the right to acquire from the Company pursuant to outstanding warrants; as parent of BT Capital Partners, Inc., Bankers Trust New York Corporation may be deemed to be the indirect beneficial owner of such shares of Common Stock.

 (5) Represents shares of Common Stock which such holder has the right to acquire from the Company pursuant to outstanding warrants.

 (6) Information is based on a Schedule 13G filing dated February 8, 1999 filed by The Capital Group Companies, Inc. and a group of investment management companies whose parent holding company is Capital Group Companies, Inc.

 (7) Information is based on a Schedule 13G filing dated February 12, 1999, filed by Dimensional Fund Advisors, Inc. Persons who are officers of Dimensional Fund Advisors, Inc. also serve as officers of certain open-end management investment companies affiliated with Dimensional Fund Advisors, Inc., and in such capacities have sole voting power as to 377,900 of such shares.

 (8) Information is based on a Schedule 13G/A filing dated February 3, 1999, filed by Wynnfield Partners Small Cap Value, L.P.

 (9) Mr. Batal is a Managing Director of BT Capital Partners, Inc. and, as a result, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by BT Capital Partners, Inc. set forth in footnote
     (4). Mr. Batal disclaims beneficial ownership of such shares.

(10) Mr. Howard is a Senior Managing Director of Bear, Stearns & Co., Inc. and, as a result, may be deemed to be beneficial owner the shares of Common Stock beneficially owned by Bear, Stearns & Co., Inc. set forth in footnote
     (5). Mr. Howard disclaims beneficial ownership of such shares.

(11) Includes shares of Common Stock which all executive officers and directors, as a group, have a right to acquire from the Company within 60 days after April 7,1999 pursuant to outstanding stock options, namely: (i) those shares referred to in footnote (1). Also includes shares of Common Stock which may be deemed beneficially owned by Messrs. Batal and Howard as set forth in footnotes (9) and (10).

                                   MANAGEMENT

                      NAME                                           POSITION                      AGE
                      ----                                           --------                      ---
Michael Lerner..................................  Chairman of the Board of Directors and Chief
                                                  Executive Officer                                45
Richard E. Wenz.................................  President and Chief Operating Officer            49
Michael S. Bernstein............................  Executive Vice President and Director            56
Stephen R. Orleans..............................  President of Safety 1st Home Products Canada,
                                                  Inc.                                             40
Joseph S. Driscoll..............................  Chief Financial Officer and Treasurer            34
Mark Owens......................................  Director                                         49
Michael J. Batal, III...........................  Director                                         38
John D. Howard..................................  Director                                         47

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     Michael Lerner, a co-founder of the Company, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its organization in 1984 and as its President until 1997. From 1976 to 1984, Mr. Lerner served as Executive Vice President of Career Management Services, Inc., an executive placement service.

     Richard E. Wenz became the Company's President and Chief Operating Officer in February 1997. During 1995 and 1996, Mr. Wenz was a Partner with the Lucas Group, a strategy consulting firm in Boston, Mass. From 1992 to 1994, Mr. Wenz served as President and Chief Executive Officer of Professional Golf Corporation.

     Michael S. Bernstein has served as Executive Vice President of the Company since November 1992 and as a Director since March 1996. Mr. Bernstein joined the Company in 1986 as Vice President of Marketing. From 1984 to 1986, Mr. Bernstein served as Executive Vice President of Monterey Labs, an infant feeding manufacturer. From 1975 to 1984, he served in various capacities, including Vice President, with Sanitoy, Inc., a baby products manufacturer.

     Stephen R. Orleans, President of Safety 1st Home Products Canada Inc. (the Company's wholly owned subsidiary located in Montreal, Canada), founded Orleans Juvenile Products Inc. in 1989 and as its President developed it into one of the leading distributors of juvenile products in Canada. Orleans Juvenile Products Inc. was acquired by the Company effective February 1996.

     Joseph S. Driscoll joined the Company in April 1997 as Controller, and was named the Company's Chief Financial Officer in September 1998. From 1993 to 1997, Mr. Driscoll served in various capacities, including Assistant Corporate Controller, for Staples, Inc., a retailer of office supplies and equipment.

     Mark Owens, a Director of the Company since May 1997, is President of Haja Capital Corporation, a private investment firm which he founded in 1997. From 1972 to 1997 Mr. Owens was President of Medo Industries, Inc., a manufacturer of consumer goods. Mr. Owens had also been serving as Vice President of Quaker State Oil Corporation from October 1996, when it acquired Medo Industries, Inc., until October 1997.

     Michael J. Batal, III, a Director of the Company since July 1998, is a Managing Director and Partner of BT Catpital Partners and has been an investment banker with Bankers Trust Corporation since 1987. Mr. Batal is also a Director of Bulova Technologies L.L.C. and Jet Plastica Industries, Inc.

     John D. Howard, a Director of the Company since July 1997, has been a Senior Managing Director in the Merchant Banking Division of Bear, Stearns & Co., Inc., an investment banking firm, since March 1997. Prior to joining Bear, Stearns & Co., Inc., Mr. Howard served as the Chief Executive Officer of Gryphon Capital Partners, a private investment firm, from June 1996 to March 1997 and as Co-Chief Executive Officer of Vestar Capital Partners, Inc., a private investment firm, from 1990 to 1996. Mr. Howard is a director of Dyersburg Corp. and Celestial Seasonings, Inc.

     On July 30, 1997 in connection with purchase by BT Capital Partners, Inc. ("BT Capital") and Bear, Stearns & Co., Inc. ("Bear Stearns") of shares of the Company's preferred stock and of warrants to purchase the Company's Common Stock, Bear Stearns and BT Capital entered into a Voting Agreement with the Company, Michael Lerner and Michael Bernstein pursuant to which each party to the Agreement (with the exception of the Company) agreed to vote all of their respective holdings of Common Stock to elect one person designated by Bear Stearns (subject to the satisfaction of a minimum percentage holding of Common Stock equivalents by Bear Stearns) and one person designated by BT Capital (subject to the satisfaction of a minimum percentage holding of Common Stock equivalents by BT Capital) to the Company's Board of Directors. In addition, under the terms of the Voting Agreement, the Company agreed to use its best efforts to cause the persons designated by BT Capital and Bear Stearns to be nominated to the Company's Board of Directors. Messrs. Michael Batal and John Howard are the persons designated by BT Capital and Bear Stearns, respectively.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held a total of 18 meetings during 1998 (including 9 which were conducted by written consent). All incumbent directors attended at least 75 percent of those meetings, and of the committees of which they were members, that were held while they were serving on the board or such committee.

     The Audit Committee of the Board of Directors, which consisted of Jim Rita of Grant Thornton, LLP and Messrs. Drummond, Levy and Howard had one meeting during 1998. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for reviewing their performance and their fees and for reviewing and evaluating with the independent auditors and management the Company's accounting policies and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors, which consisted of Messrs. Feuer (who resigned from the Board in January 1999) Drummond, Levy and Batal, met once during 1998. The Compensation Committee recommends to the Board of Directors the compensation of executive officers of the Company.

     The Stock Option Committee met 2 times during 1998 (in each case by written consent). The members of the Stock Option Committee are Messrs. Lerner and Bernstein. The Stock Option Committee has in the past administered and made awards under the Company's 1993 Incentive and Non-Qualified Stock Option Plan and the 1993-A Employee and Director Stock Option Plan. It is expected that the Stock Option Committee will continue to administer and make awards to persons (except those who are executive officers, directors or 10% shareholders) under the Company's 1996 Employee and Director Stock Option Plan and the Company's 1996 Nonqualified Stock Option Plan.

     The Company has no nominating committee.

TERMS OF OFFICE OF DIRECTORS AND OFFICERS

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers of the Company hold office until the first meeting of directors following the next annual meeting of stockholders, and in the case of the President, Treasurer and Clerk, until their successors are chosen and qualified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during or with respect to 1998.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent holders with respect to transactions during its 1998 fiscal year.

                            EXECUTIVE COMPENSATION;
             BOARD OF DIRECTORS COMPENSATION; CERTAIN ARRANGEMENTS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned for services rendered to the Company and its subsidiaries for each of the last three fiscal years by: the Company's Chief Executive Officer; the four executive officers whose salary and bonus earned during the 1998 fiscal year were in excess of $100,000 and who were serving as executive officers at the end of the 1998 fiscal year. The individuals included in the table are collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                             --------------
                                                                               SECURITIES
                                                      ANNUAL COMPENSATION      UNDERLYING     ALL OTHER
                                                      --------------------      OPTIONS/       COMPEN-
         NAME AND PRINCIPAL POSITION            YEAR  SALARY($)   BONUS($)     SAR(S)(#)      SATION($)
         ---------------------------            ----  ---------   --------     ----------     ---------
Michael Lerner................................  1998   330,288       0           0              --
  Chairman and Chief Executive Officer          1997   230,769       0           0              --
                                                1996   300,000       0           20,000         --
Richard E. Wenz(1)............................  1998   320,481     45,000        75,000         --
  President and Chief Operating Officer         1997   252,692     60,000       250,000         --
                                                1996    N/A         N/A         N/A            N/A
Michael S. Bernstein..........................  1998   195,663       0           0              --
  Executive Vice President                      1997   134,616       0           0              --
                                                1996   175,000       0           0              --
Joseph Driscoll(2)............................  1998   139,489     12,500        50,000         --
  Chief Financial Officer and Treasurer         1997    90,465     20,000        12,000         --
                                                1996    N/A         N/A         N/A            N/A
Stephen R. Orleans(3).........................  1998   124,112      5,000         5,000         --
  President Safety 1st                          1997   109,711      7,500        25,000         --
  Home Products Canada, Inc.                    1996    95,456       0   (4)     20,000         --

---------------

(1) Mr. Wenz became employed by the Company in 1997.

(2) Mr. Driscoll became employed by the Company in 1997 and became an executive officer of the Company in 1998.

(3) Mr. Orleans became an executive officer of the Company in 1996. Amounts exclude consideration received in connection with the Company's acquisition of Orleans Juvenile Products Inc. See "Certain Relationships and Related Transactions".

(4) In lieu of a guaranteed minimum bonus of approximately $25,000 due Mr. Orleans under his employment agreement in respect of 1996, Mr. Orleans agreed to accept options to acquire 25,000 shares of Common Stock, which were awarded to him on April 1, 1997 at an exercise price of $6.00 per share (the fair market value of the Common Stock on the date of grant).

     The following table sets forth information with respect to the stock option grants made during the last completed fiscal year to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)                      POTENTIAL REALIZED
                          --------------------------------------------------------     VALUE AT ASSUMED
                          NUMBER OF                                                    ANNUAL RATES OF
                          SECURITIES    PERCENT OF TOTAL                              STOCK APPRECIATION
                          UNDERLYING   OPTIONS GRANTED TO   EXERCISE                  FOR OPTION TERM(2)
                           OPTIONS        EMPLOYEES IN        PRICE     EXPIRATION   --------------------
          NAME            GRANTED(#)      FISCAL YEAR       ($/SHARE)      DATE         5%         10%
          ----            ----------   ------------------   ---------   ----------   --------    --------
Michael Lerner..........         0             --              --           --          --          --
Richard E. Wenz.........    75,000            20.7%           7.25      05/27/2008   $341,961    $866,597
Michael S. Bernstein....         0             --              --           --          --          --
Joseph S. Driscoll......    50,000            13.8%           4.75      10/15/2008   $149,362    $378,514
Stephen R. Orleans......     5,000             1.4%           8.63      04/01/2008   $ 27,137    $ 68,770

---------------

(1) When granted, each option had a term of ten years and vests as follows:
    33.3% of the options vest 6 months after the grant date, an additional 33.3% vest 18 months after the grant date, and the final 33.3% vest 30 months after the grant date. The exercise price for each option is the fair market value of the Common Stock on the date of grant. The option exercise period may be reduced in the event of death, disability or other termination of service to the Company, and such period may also be reduced, and the time at which options become exercisable may be accelerated, upon changes in control or other fundamental corporate changes.

(2) There is no assurance provided to any executive officer or any other holder of the Common Stock that the actual stock price appreciation over any term will be the assumed 5% or 10% rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the exercise price during the option term, no value will be realized from the option grants made to the executive officers.

     The following table sets forth each exercise of stock options during the last completed fiscal year by each of the Named Executive Officers, the number of unexercised options at year-end and the fiscal year-end value of unexercised options:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                SHARES                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               ACQUIRED                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                  ON          VALUE       OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)(1)
                               EXERCISE      REALIZED    ----------------------------    ----------------------------
            NAME                  (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----               --------      --------    -----------    -------------    -----------    -------------
Michael Lerner..............       0            0           20,000               0         $     0         $     0
Richard E. Wenz.............       0            0          225,000         100,000         $     0         $     0
Michael S. Bernstein........       0            0                0               0         $     0         $     0
Joseph S. Driscoll..........       0            0           25,667          36,333         $     0         $     0
Stephen R. Orleans..........       0            0           47,417           3,333         $     0         $     0

---------------
(1) Based upon the market price of $3.50 per share, which was the closing selling price per share of the Common Stock on the Nasdaq Stock Market on the last day of the 1998 fiscal year, less the option exercise price payable per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Laurence S. Levy, Michael J. Batal, III, and Robert J. Drummond served as members of the Company's Compensation Committee during 1998, and Mr. Curt R. Feuer served as a member of the Company's Compensation Committee in 1998 until his resignation from the positions of Clerk and Director of the Company on January 25, 1999. Mr Feuer is a member of the law firm of Kassler & Feuer, P.C. in Boston,

Massachusetts, which was corporate counsel to the Company until January 25, 1999. Kassler & Feuer, P.C. was paid approximately $484,000 during 1998 in fees for services rendered to the Company. Mr. Batal is a Managing Director with BT Capital, with which the Company has entered into certain transactions described under the heading "Certain Relationships and Related Transactions" for which BT Capital received a closing fee of $150,000 in 1997 and an additional fee in the amount of $225,000 payable (under certain conditions) over four years. In addition, BT Commercial Corporation, an affiliate of BT Capital, has and will be receiving fees, as the Company's lender, and as agent for a group of lenders providing the Company's credit facility, as discussed under the heading "Certain Relationships and Related Transactions".

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

     In April 1993, the Company entered into five-year employment agreements with each of Michael Lerner and Michael S. Bernstein, pursuant to which Messrs. Lerner and Bernstein are employed as Chief Executive Officer and Executive Vice President, respectively, and have agreed to devote their full time and efforts to the Company. Under the agreements, the Company agreed to pay Messrs. Lerner and Bernstein base salaries of $275,000 and $135,000, respectively, subject to increase in future years at the discretion of the Board of Directors. The employment agreements further provide for bonuses to Messrs. Lerner and Bernstein in each year of such amounts as may be determined at the discretion of the Board of Directors, but not to exceed the amount of the respective employee's base salary for such year. Each agreement also prohibits the employee from competing with the Company for a period of three years after termination of employment. The agreements expired in April 1998.

     On February 19, 1997, the Company entered into a three year employment agreement with Mr. Richard E. Wenz, pursuant to which Mr. Wenz became employed as the Company's President and Chief Operating Officer and has agreed to devote his full time and efforts to the Company. Under the agreement, Mr. Wenz is entitled to receive an annual base salary of $300,000, subject to annual increases at the discretion of the Company's Board of Directors or Compensation Committee. Mr. Wenz is also entitled to receive incentive compensation, based on performance of Mr. Wenz and the Company, not to exceed 35% of base salary and, in the case of the first year of employment, not to be less than 20% of base salary. The employment agreement also provided for the grant of the 250,000 options in 1997. The agreement further provides that the Company may terminate the agreement without cause upon either one year's prior written notice or a payment of base salary for one year from the date of termination. The agreement prohibits Mr. Wenz from competing with the Company for a period of two years after termination of employment for any reason.

     On February 1, 1996, the Company's subsidiary, Safety 1st Home Products Canada Inc. ("Safety 1st Canada"), entered into a five-year employment agreement with Mr. Stephen R. Orleans, pursuant to which Mr. Orleans is employed as the Chief Executive Officer of Safety 1st Canada, and has agreed to devote his full time and efforts to Safety 1st Canada. Under the agreement, Safety 1st Canada has agreed to pay Mr. Orleans a base salary of Canadian $135,000, subject to increase in future years at the discretion of Safety 1st Canada's Board of Directors. The employment agreement further provides for bonuses to Mr. Orleans in each year in such amounts as may be determined at the discretion of Safety 1st Canada's Board of Directors (with a guaranteed minimum bonus of Canadian $35,000 in 1996), but not to exceed the amount of his base salary for such year. The agreement further provides for Mr. Orleans to receive a severance payment upon termination of his employment without cause, as follows: (i) if terminated during the first year of the agreement, continued payment of 100% of his base salary for the remainder of the first year, and 50% of his base salary for the remaining term of the agreement; or (ii) if terminated on or after February 1, 1997, continued payment of 50% of his base salary for the remaining term of the agreement.

BOARD OF DIRECTORS COMPENSATION

     Directors who are not full-time employees of the Company receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting not held on the same day as a Board meeting. Directors are entitled to receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending Board and Committee meetings. No options were granted to non-employee directors during the 1998 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Michael J. Batal, III, a director of the Company, is a Managing Director with BT Capital, and John D. Howard, a director of the Company, is a Senior Managing Director of Bear Stearns. BT Capital and Bear Stearns are each beneficial owners of more than 5% of the Company's Common Stock and have engaged in the following transactions with the Company. On July 30, 1997, the Company entered into a $55 million refinancing of its then existing credit facility. The refinancing consisted of a $15 million equity investment by BT Capital and Bear Stearns and a $40 million credit facility (which has since been increased to a $47.5 million credit facility) provided in part by an affiliate of BT Capital.

     The equity investment consisted of a $15 million private placement of 15,000 shares of the Company's redeemable preferred stock, $1.00 par value per share (the "Preferred Shares") and warrants to purchase 1,268,346 shares of the Company's Common Stock (the "Warrants"). The investment was made 50% by BT Capital and 50% by Bear Stearns. At the closing, the Company paid BT Capital and Bear Stearns each a closing fee of $150,000 and agreed to pay additional fees in the amount of $225,000 to each (under certain conditions) over four years. Dividends on the Preferred Shares are payable, at the option of the Company, either in cash at the annual rate of 10%, compounded quarterly, or in the form of an increase in the liquidation value of the Preferred Shares at an annual rate of 13.25%, compounded quarterly. The Preferred Shares have a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The holders of the Preferred Shares have no voting rights except as required by law. The Warrants are exercisable through July 30, 2007 at an exercise price of $.01 per share of Common Stock to be acquired, and contain provisions which adjust the number of shares of Common Stock underlying the Warrants to protect BT Capital and Bear Stearns from dilution arising from certain events as defined in the Warrants. BT Capital and Bear Stearns have each been granted one demand registration right for the Common Stock underlying the Warrants (subject to customary timing limitations) as well as piggyback registration rights. Pursuant to the equity investment, BT Capital and Bear Stearns is each entitled to designate one person to be nominated to the Company's Board of Directors so long as each such investor owns Common Stock (or Warrants to purchase Common Stock) which, in the aggregate, represents 5% or more of the Common Stock Equivalents (as defined) outstanding at July 30, 1997; and as long as either BT Capital or Bear Stearns has a right to designate one person to the Board of Directors, the Board of Directors shall not exceed 10 members. Pursuant to a Voting Agreement, Mr. Michael Lerner, Chief Executive Officer and a director of the Company, and Mr. Michael Bernstein, Executive Vice President and a director of the Company, have agreed to vote in favor of the persons designated by BT Capital or Bear Stearns to the extent such investor is entitled to designate a person to the Board of Directors.

     An affiliate of BT Capital, BT Commercial Corporation ("BTCC"), acted as lender and as agent for a group of lenders which provided the credit facility. BTCC's participation in the credit facility is approximately 20%. The annual rate of interest for the revolving credit portion of the facility ($35 million maximum) is, at the Company's option, either prime plus 1.75% or LIBOR plus 2.75%. The annual rate of interest for the term loan portion of the facility ($12.5 million maximum) is, at the Company's option, either prime plus 2.00% or LIBOR plus 3.00%. The credit facility is secured primarily by all corporate assets of the Company and contains certain financial covenants. The credit agreement requires the Company to pay certain fees to BTCC, as agent, including a monthly unused line fee equal to 0.50% per annum of the average unused commitment during the preceding month and letter of credit fees in an amount equal to 2.50% per annum of the daily average amount of standby letter of credit obligations outstanding during the previous month and 1.375% per annum of the daily average amount of documentary letter of credit obligations outstanding during the previous month. The Company and BTCC have also entered into a separate letter agreement pursuant to which the Company paid to BTCC a fee of $1,000,000 and is required to pay BTCC an annual agent's fee of $75,000 and letter of credit facing fees equal to 0.25% per annum on the undrawn amount of each letter of credit. Bankers Trust Company, an affiliate of BT Capital and BTCC, provides services under the credit facility as issuer of letters of credit for the Company, and receives customary fees for such services.

     The transactions with BT Capital (and its affiliates) and Bear Stearns described above were entered into in arms-length negotiations at a time when neither party had a representative on the Company's Board of Directors.

     Mr. Lerner and Mr. Bernstein have agreed to pay in the aggregate $300,000 to former lenders of the Company as part of the consideration for such former lenders' agreement to sell at discount their loans with the Company to a successor lender. The obligations of Messrs. Lerner and Bernstein to the Company's former lenders are payable over five years and are secured by a pledge of 27,043 shares and 6,761 shares, respectively, of their stock in the Company.

     Stephen R. Orleans, President of the Company's wholly owned subsidiary Safety 1st Home Products Canada, Inc., was sole stockholder of Orleans Juvenile Products Inc. when it was acquired by the Company effective February 1, 1996. Mr. Orleans received an aggregate consideration of $2,750,000 for the sale of his business, of which amount, $1,100,000 was paid in cash at the closing, and the balance of $1,650,000 was paid by promissory notes as follows: $825,000 was paid on March 15, 1997; and the balance was paid in March and April 1998. Prior to the acquisition, Orleans Juvenile Products Inc. was the Company's exclusive distributor in Canada.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has the responsibility for recommending to the Board of Directors the compensation of the executive officers of the Company. The Compensation Committee believes that the compensation provided to executive officers of the Company must be competitive for the Company to attract and retain highly qualified and experienced employees. Compensation of the Company's executive officers has historically consisted of three components: based salary, annual bonuses and stock option grants. Generally, the Committee believes that the Company's salaries and annual bonuses for executive officers should be positioned within the range of compensation levels for comparable positions and responsibilities in the market, taking into account the Company's performance, including the level of Company revenues and earnings, rate of shareholder return and return on equity, and that the individual salaries and bonuses may be higher or lower based on the qualifications and experience of the individual. Base salary levels have been developed in order to attract and retain executives based on their level of responsibility within the Company. Annual bonuses link executive pay with performance in areas that are directly related to the Company's short-term operating success.

     Stock option grants are intended to create incentives for retaining qualified and competent employees and maximizing long-term stockholder values. The Company's stock option plans are long-term incentive plans for executive officers, pursuant to which options are awarded to the executive officers by the entire Board of Directors. Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and to align the executive officers' interests with those of the Company's stockholders. Under the stock option plans, the stock options may be awarded to executives for terms not to exceed ten years at an exercise price which is no less than the fair market value of Company Common Stock on the date of grant. The size of any stock option grant is related principally to the Company's performance and to the individual's performance and level of responsibility within the organization.

     The compensation of the Company's Chairman of the Board of Directors and Chief Executive Officer, Mr. Lerner, was established pursuant to a five year employment agreement which expired in April 1998. See "Employment Agreements and Arrangements with Named Executive Officers." Mr. Lerner's employment agreement provided that his base salary, specified at $275,000, is subject to increase each year at the discretion of the Board of Directors and that annual bonuses maybe paid at the discretion of the Board of Directors, but limited to the amounts of Mr. Lerner's base salary for such year. Based upon the Committee's review of the criteria described above, the Committee recommended an increase in Mr. Lerner's salary to $325,000 in 1998 from $300,000 in 1997. Mr. Lerner received no bonus in 1998. In addition, the Compensation Committee recommended an increase in the salary of Mr. Wenz to $315,000 in 1998 from $300,000 in 1997 and an increase in the salary of Mr. Bernstein to $192,500 in 1998 from $175,000 in 1997.

     The Compensation Committee will continue to examine and evaluate the performance of the Company's executive officers, through discussions with senior management and otherwise, and will make recommendations to the Board of Directors with respect to base salary, annual bonuses and any other elements of compensation in light of an overriding Company philosophy linking pay and performance.

                                          COMPENSATION COMMITTEE

                                          Robert J. Drummond
                                          Lawrence S. Levy
                                          Michael J. Batal, III

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing cumulative total stockholder returns of the Company; the CRSP Total Return Index for The Nasdaq Stock Market (US), comprising all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small Cap Market; and a self-determined peer group of 9 companies. The graph assumes $100 invested in the Company on December 31, 1993 and in each of the indices and assumes that any dividends were reinvested.

                                                                             NASDAQ STOCK MARKET (US      SELF-DETERMINED PEER
                                                    SAFETY 1ST, INC.               COMPANIES)                     GROUP
                                                    ----------------         -----------------------      --------------------
12/1993                                                  100.00                      100.00                      100.00
12/1994                                                   90.00                       97.80                       95.90
12/1995                                                   45.40                      138.30                      112.10
12/1996                                                   31.50                      170.00                      127.60
12/1997                                                   19.20                      209.70                      167.50
12/1998                                                   10.80                      293.50                      149.00

COMPANIES IN THE SELF-DETERMINED PEER GROUP

FIRST YEARS INC.
HASBRO INC.
MATTEL INC.
RUBBERMAID INC.
PLAYCORE INC.
GYMBOREE CORP.
HUFFY CORP.
NEWELL COMPANY

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.0 on 12/31/93.

                              FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal year ended January 2, 1999 and certain other related financial and business information of the Company are contained in the Annual Report to Stockholders mailed with this Proxy Statement.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals of Stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices (210 Boylston Street, Chestnut Hill, Massachusetts 02467,
Attn: Corporate Clerk) not later than December 28, 1999, and must comply with the rules of the SEC governing the form and content of proposals, in order to be considered for inclusion in the Company's proxy statement and form of proxy. A stockholder who wishes to present a proposal at the Company's 2000 Annual Meeting of Stockholders, other than a proposal to be considered for inclusion in the Company's proxy statement described above, must be received by the Company at its principal executive offices (210 Boylston Street, Chestnut Hill, Massachusetts 02467, Attn: Corporate Clerk) not later than December 29, 1999. The proposal must also comply with other requirements contained in the Company's By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to the proposals, subject to SEC rules governing the exercise of this authority.

     Your cooperation in giving this matter your immediate attention and in returning your Proxy Card promptly will be appreciated.


                                            /s/ Joseph S. Driscoll

                                            Joseph S. Driscoll
                                            Corporate Clerk

April 27, 1999

                                                                     SATYN-PS-99

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                               SAFETY 1ST, INC.
--------------------------------------------------------------------------------

Mark box at right if you will attend the Annual Meeting.        [ ]

Mark box at right if an address change or comment has been      [ ]
noted on the reverse side of this card.

CONTROL NUMBER:
RECORD DATE SHARES:



                                                        -----------------------
Please be sure to sign and date this Proxy.             Date
-------------------------------------------------------------------------------



----Stockholder sign here-------------------------------Co-owner sign here-----


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

1. Election of Directors.                       For All     With-   For All
                                               Nominees     held    Except
   Michael Lerner         John D. Howard          [ ]        [ ]      [ ]
   Michael S. Bernstein   Michael J. Batal, III
   Mark Owens

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NOMINEE(S) NAME(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                   For     Against   Abstain
2. To approve the appointment of Grant Thornton    [ ]       [ ]      [ ]
   LLP as independent accountants for the current fiscal year.


   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and the Proxy Statement and Annual Statement and Annual Report furnished herewith.

DETACH CARD                                                         DETACH CARD


                              SAFETY 1ST, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 27, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Safety 1st, Inc.

                                SAFETY 1ST, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Safety 1st, Inc., a Massachusetts corporation (the "Company") hereby constitutes and appoints Michael Lerner and Joseph S. Driscoll, and each of them, his/her Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned on April 7, 1999 at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 27, 1999, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                    ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?


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